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                                                     EXHIBITS 5.1, 8.1 AND 23.1


                                                               October 30, 2006



Aegis Asset Backed Securities Corporation
3250 Briarpark, Suite 400
Houston, Texas 77042

         Re:      Aegis Asset Backed Securities Corporation,
                  Registration Statement on Form S-3
                  ------------------------------------------

Ladies and Gentlemen:

         We have acted as special counsel for Aegis Asset Backed Securities Corporation, a Delaware corporation (the "Company"), in connection with the offering of the Aegis Asset Backed Securities Trust 2006-1 Mortgage Backed Notes (the "Notes"). A Registration Statement of the Company on Form S-3 relating to the Notes (Commission File No. 333-129478) has been filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act") and was declared effective on June 12, 2006. As set forth in the prospectus dated October 20, 2006, as supplemented by a prospectus supplement dated October 24, 2006 (the "Base Prospectus" and the "Final Prospectus Supplement," respectively), the Notes will be issued under and pursuant to the conditions of an indenture dated as of October 1, 2006 (the "Indenture"), among Aegis Asset Backed Securities Trust 2006-1, a Delaware statutory trust (the "Issuer" or the "Trust"), Wells Fargo Bank, N.A. ("Wells Fargo"), as administrator (in such capacity, the "Administrator"), and Deutsche Bank National Trust Company, as indenture trustee (the "Indenture Trustee").

         Pursuant to a trust agreement dated as of October 1, 2006 (the "Trust Agreement"), among Wilmington Trust Company, as owner trustee (the "Owner Trustee"), the Administrator and the Depositor, the Issuer will also issue a single ownership certificate evidencing the equity interest in the Issuer. The Notes will be secured primarily by fixed and adjustable rate, fully amortizing and balloon, first and second lien residential mortgage loans and related notes and mortgages (the "Mortgage Loans"), together with certain other assets (such Mortgage Loans and other assets, as defined in the Indenture, the "Collateral") conveyed to the Issuer and pledged under the Indenture on the Closing Date. On the Closing Date, the Depositor will have conveyed the Collateral to the Issuer pursuant to a transfer and servicing agreement dated as of October 1, 2006 (the "Transfer and Servicing Agreement"), among the Issuer, the Depositor, Aegis REIT Corporation, as seller (the "Seller"), Wells Fargo, as master servicer (in such capacity, the "Master Servicer") and as Administrator, Ocwen Loan Servicing, LLC, as servicer (the "Servicer"), and the Indenture Trustee as indenture trustee and as custodian (in such capacity, the "Custodian").

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Aegis Asset Backed Securities Corporation
October 30, 2006
Page 2


         We have examined forms of the Indenture, the Trust Agreement, the Transfer and Servicing Agreement, the Notes, the Base Prospectus, the Final Prospectus Supplement, and originals or copies, certified or otherwise identified to our satisfaction, of such instruments, certificates, records and other documents, and have made such examination of law, as we have deemed necessary or appropriate for the purpose of this opinion. In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies or by facsimile or other means of electronic transmission, and the authenticity of the originals of such latter documents. With your express consent and approval, we have made all assumptions in connection with this opinion without further investigation or inquiry, unless and to the extent otherwise specified. As to facts relevant to the opinions expressed herein and the other statements made herein, we have relied, to the extent we have deemed appropriate, upon certificates and oral or written statements and representations of officers and other representatives of the Company and others.

         In addition, with respect to the opinions set forth in subparagraphs
(iii) through (v) below, we have assumed that the Seller has filed with its federal income tax return for its taxable year ending December 31, 2004, an election to be a real estate investment trust (a "REIT"), that the Seller has been organized in conformity with the requirements for REIT qualification set forth in the Internal Revenue Code of 1986, as amended (the "Code"), that the Seller has operated and will continue to operate in a manner that enables it to qualify as a REIT, and that the Seller will not undertake any action that would cause the Trust to be subject to federal income tax.

         Based upon the foregoing, we are of the opinion that:

                  (i) when the Indenture has been duly and validly authorized by all necessary action on the part of the Owner Trustee on behalf of the Trust and has been duly executed and delivered by the Trust and the Indenture Trustee, and any other party thereto, the Indenture will constitute a legal, valid and binding agreement of the Trust, enforceable against the Trust in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer and other similar laws relating to or affecting creditors' rights generally and to general equitable principles (regardless of whether considered in a proceeding in equity or at law), including concepts of commercial reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, and with respect to the rights of indemnity or contribution, as may be limited by public policy considerations;

                  (ii) when the issuance and sale of the Notes have been duly authorized by all corporate action on the part of the Trust, and when the Notes have been duly and validly executed and authenticated in accordance with the terms of the Indenture and delivered against payment therefor pursuant to the underwriting agreement dated October 24, 2006 among the Company, Aegis Mortgage Corporation, Lehman Brothers Inc., Bear, Stearns & Co. Inc., Credit Suisse Securities (USA) LLC and UBS Securities LLC, the Notes will be duly and validly issued and outstanding, and entitled to the benefits of the Indenture;
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Aegis Asset Backed Securities Corporation
October 30, 2006
Page 3


                  (iii) the Notes, other than any Class M9 and Class M10 Notes (any such Class M9 and Class M10 Notes, collectively, the "Retained Notes"), will be treated as debt for U.S. federal income tax purposes; Retained Notes will be treated as debt for U.S. federal income tax purposes upon their sale to a person other than the holder of the Ownership Certificate or an entity that is disregarded as an entity separate from the holder of the Ownership Certificate provided that:
         (i) no modifications have been made to the Transaction Documents as of the date of such sale that would adversely affect the rights of the owners of the Notes; (ii) the Rating Agencies' ratings of such Retained Notes as of the date of such sale are not lower than an investment grade rating; and (iii) no adverse changes have been made to the Closing Date Tax Authorities (as defined below) or interpretations thereof that would adversely affect the status of the Notes as debt for tax purposes;

                  (iv) for U.S. federal income tax purposes, the Trust will not be classified as an association taxable as a corporation or a publicly traded partnership taxable as a corporation; although the Trust will be classified as a taxable mortgage pool during the time that any Notes are outstanding, the Trust will not be subject to federal income tax during such time as long as the beneficial owner of the Ownership Certificate qualifies as a REIT, a qualified REIT Subsidiary, or a Disregarded Entity (each as defined in the Trust Agreement) under the Code; and

                  (v) the statements contained under the caption "Material Federal Income Tax Considerations" in the Base Prospectus and the Final Prospectus Supplement, insofar as such statements constitute conclusions of law, are true and correct in all material respects as set forth therein.

         The foregoing opinions deal only with the specific legal issues that each opinion explicitly addresses. Accordingly, the express opinions set forth above concerning a particular legal issue do not address any other matters.

         In rendering the foregoing opinions, we express no opinion as to the laws of any jurisdiction other than the federal laws of the United States of America and the laws of the State of New York. The opinions set forth above express our professional judgment as to how the highest court of the applicable jurisdiction would appropriately resolve the issues in question.

         The opinions set forth in subparagraphs (iii) through (v) herein are based upon the existing provisions of the Code and Treasury regulations issued or proposed thereunder, published Revenue Rulings and releases of the Internal Revenue Service and existing case law, any of which could be changed at any time (the "Closing Date Tax Authorities"). Any such changes could be retroactive in application and could modify the legal conclusions upon which our opinions are based. The opinions expressed herein are limited as described above, and we do not express an opinion on any other tax aspect of the transactions contemplated by the Prospectus Supplement, the Transfer and Servicing Agreement, the Indenture or the Trust Agreement or the effect of such transactions.



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Aegis Asset Backed Securities Corporation
October 30, 2006
Page 4



         We hereby consent to the filing of this letter and to the references to this firm under the headings "Legal Matters" and "Material Federal Income Tax Considerations" in the Base Prospectus and the Final Prospectus Supplement, without implying or admitting that we are "experts" within the meaning of the Securities Act or the rules and regulations of the Commission issued thereunder, with respect to any part of the Base Prospectus or the Final Prospectus Supplement.

                                                     Very truly yours,

                                                     /s/ McKee Nelson LLP

                                                     McKee Nelson LLP